Exhibit 15.1

ACKNOWLEDGMENT OF ERNST & YOUNG

INDEPENDENT AUDITORS

To Shareholders and Board of Directors of BHP Petroleum International Pty Ltd

We are aware of the inclusion in this Registration Statement (Form F-4) of Woodside Petroleum Ltd for the registration of shares, of our report dated March 4, 2022 relating to the unaudited condensed combined financial information of BHP Petroleum Assets for the half year ended December 31, 2021.

/s/ Ernst & Young

Melbourne, Australia

April 11, 2022